Exhibit 5.1 - Form of Opinion

October 29, 2008

Flanders Corporation
2399 26th Avenue North
St. Petersburg, FL 337340

Re:	Flanders Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

          We have reviewed the Registration Statement on Form S-3 (the “Registration Statement”) of Flanders Corporation, a North Carolina corporation (the “Company”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of up to 5,118,103 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), proposed to be offered by the selling stockholders identified in the Registration Statement.

          This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation, as amended, of the Company on file with the Secretary of State of the State of North Carolina (the “Certificate of Incorporation”), (ii) the Bylaws of the Company as in effect on the date hereof, (iii) certain resolutions of the Board of Directors of the Company, as certified to us by a Company officer, (iv) a specimen certificate representing the Common Stock, and (v) such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. As to all matters of fact material to such opinion, we have relied upon representations of officers of the Company.

          In our examination, we have assumed and have not independently established or verified (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified, conformed, photostatic or faxed copies. In rendering the opinion set forth below, we have assumed that the certificate or certificates evidencing the Shares was manually signed by one of the authorized officers of the transfer agent and registrar for the Shares and registered by such transfer agent and will conform to the specimen stock certificate examined by us evidencing the Common Stock.

          Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, the Shares are validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.

          This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein, or of any subsequent changes in applicable law. This opinion is intended solely for your use as an exhibit to the Registration Statement for the purpose of the above-referenced registered re-sale of Shares and is not intended to be relied upon by any other person or for any other purpose.

Very truly yours,

JOHNSON, POPE, BOKOR,
RUPPEL & BURNS, LLP

By:	/s/ Michael T. Cronin
Michael T Cronin